MARGIN ACCOUNT AGREEMENT                   Exhibit 15


National Financial Services Corporation ("NFSC" or "you").

      1. I agree as follows with respect to all of my accounts in which I have an interest alone or with others, which I have opened or will open in the future, with you for the purchase and sale of securities. I hereby acknowledge that I have read, understand and agree to the terms set forth below. Upon acceptance of my application(s), I understand NFSC will maintain an account for me and, as my broker, buy or sell securities and other products according to my instructions. All decisions relating to my investment or trading activity shall be made by me or my duly authorized representative. Any information I give NFSC on this account agreement will be subject to verification, and I authorize you to obtain a credit report about me at any time. Upon written request, NFSC will provide the name and address of the credit reporting agency used. I authorize NFSC, and my Broker/Dealer to exchange credit information about me. My Broker/Dealer also may tape record conversations with me in order to verify data concerning any transactions I request, and I consent to such recording. I also understand that my account(s) is carried by National Financial Services Corporation (NFSC), and that all terms of this agreement also apply between me and NFSC. I have carefully examined financial resources, investment objectives, tolerance for risk along with the terms of the margin agreement, and have determined that margin financing is appropriate for me. I understand that investing on margin involves the extension of credit to me and that my financial exposure could exceed the value of my securities.

      2. I am of legal age in the state in which I reside and represent that, except as otherwise disclosed to you in writing, I am not an employee of any Exchange or of a Member Firm of any Exchange or the NASD, or of a bank, trust company, or insurance company and that I will promptly notify you if I become so employed.

      3. All transactions through NFSC are subject to the constitution, rules, regulations, customs, and usages of the exchange, market or clearing house where executed, as well as to any applicable federal or state laws, rules and regulations.

      4. Any and all credit balances, securities, or contracts relating thereto, and all other property of whatsoever kind belonging to me or in which I may have an interest held by you or carried for my accounts will be subject to a general lien for the discharge of my obligations to you (including unmatured and contingent obligations) however arising and without regard to whether or not you have made advances with respect to such property and without notice to me may be carried in your general loans and all securities may be pledged, repledged, hypothecated or rehypothecated, separately or in common with other securities and any other property, for the sum due to you thereon or for a greater sum and without retaining in your possession and control for delivery a like amount of similar securities or other property.
At any time and from time to time you may, in your discretion, without notice to me, apply and/or transfer any securities, contracts relating thereto, cash or any other property therein, interchangeably between any of my accounts, whether individual or joint from any of my accounts to any account guaranteed by me. You are specifically authorized to transfer to my cash account, on the settlement day following a purchase made in that account, excess funds available in any of my other accounts, including but not limited to any free balances in any margin account, sufficient to make full payment of this cash purchase. I agree that any debt occurring in any of my accounts may be transferred by you at your option to my margin account.

      5. I will maintain such margins as you may in your discretion require from time to time and will pay on demand any debit balance owing with respect to any of my accounts. I will be liable to you for any deficiencies in such account in the event of the liquidation of such accounts, in whole or in part, by you or the undersigned. Whenever in your discretion you deem it desirable to your protection (and without the necessity of margin call), including but not limited to extreme market volatility or trading volumes, an instance where a petition in bankruptcy or for the appointment of a receiver is filed by or against me, or an attachment levied against my account, or in the event of notice of my death or incapacity, or in compliance with the orders of any Exchange, you may, without prior demand, tender, and without any notice of the time or place of sale, all of which are expressly waived, sell any or all securities, or contracts relating thereto which may be in your possession, or which you may be carrying for me, or buy any securities, or contracts relating thereto which my account or accounts may be short, in order to close out in whole or in part any commitment in my behalf or you may place stop orders with respect to such securities and such sale or purchase may be made at your discretion on any Exchange or other market where such business is then transacted, or at public auction or private sale, with or without advertising and neither any demands, calls, tenders or notices which you may make or give in any one or more instances nor any prior course of conduct or dealings between us shall invalidate the aforesaid waivers on my part. You shall have the right to purchase for your own account any or all of the aforesaid property at such sale, discharged of any right of redemption which is hereby waived. I understand that my financial exposure could exceed the value of securities in my account.

      6. In the absence of a specific demand, all transactions in any of my accounts are to be paid for, securities delivered or required margin deposited, no later than 2 p.m. Eastern Time on the settlement date. NFSC reserves the right to cancel or liquidate at my risk any transaction not timely settled. Margin calls are due on the date indicated regardless of the settlement date of the transaction. For most stocks and bonds, the settlement date is the fifth business day following the trade date. Settlement dates for U.S. government issues vary. Options settle on the next business day. Interest will be charged on any debit balance which remains in my account past the settlement date as explained in the Disclosure of Credit Terms section of this Agreement.

      7. I agree to be charged interest on any credit extended to or maintained for me by you for the purpose of purchasing, carrying or trading in any security. The annual rate of interest which will be charged on net debit balances will be calculated by means of a formula based on the rate for brokers' call money published in financial sections of newspapers. The annual rate of interest is subject to change without prior notice in accordance with changes in the brokers' call money rate. With the exception of a credit balance in the short account, all other credit balances in all cash and margin accounts are combined and interest is charged to the margin account on any resulting debit balance. Interest is computed monthly on the net debit balances during the month. If during the month, there is a change in interest rates, separate charges will be shown for each interest period under the different rate. The combining of balances, as well as the actual interest calculations, are done by computer, but interest is arrived at by multiplying the net debit balance by the effective rate of interest divided by 360, times the number of days. In the event there is a decline in the market value of the securities in the margin account, you may have to request additional collateral. Generally, such a request for additional collateral will be made by you when the equity in the account falls below 30%. However, you retain the right to require additional margin at any time you deem it necessary or advisable. Any such call for additional collateral may be met by delivery of additional marginable securities or cash. Any securities in any of the accounts of the undersigned are collateral for any debit balances in the account with you. A lien is created by these debits to secure the amount of money owed you. This means that, in accordance with the terms of this agreement, securities in the said accounts can be sold by you to redeem or liquidate any debit balances in these accounts.

      8. I agree that, in giving orders to sell, all "short" sale orders will be designated as "short" and all "long" sale orders will be designated as "long" and that the designation of a sell order as "long" is a representation on my part that I own the security, and unless otherwise waived by you in your discretion that I have delivered such security to you.

      9. Reports of the execution of orders and statements of my account shall be conclusive if not objected to in writing within five days and ten days, respectively, after transmittal to me by mail or otherwise.

      10. All communications including margin calls may be sent to me at my address given you, or at such other address as I may hereafter give you in writing, and all communications so sent, whether in writing or otherwise, shall be deemed given to me personally, whether actually received or not.

      11. I am liable for payment upon demand of any debit balance or other obligation owed in any of my accounts or any deficiencies following a whole or partial liquidation, and I agree to satisfy any such demand or obligation. Interest will accrue on any such deficiency at prevailing margin rates until paid. I agree to reimburse NFSC for all reasonable costs and expenses incurred in the collection of any debit balance or unpaid deficiency in any of my accounts, including, but not limited to, attorneys' fees.

      12. NFSC is not liable for any losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading or other conditions beyond its control, including, but not limited to, extreme market volatility or trading volumes.

      13. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, nor a continuing waiver of the provision or provisions so waived.

      14. I understand that no provision of this Agreement can be amended or waived except by an officer of your Company, and that this Agreement shall continue in force until its termination by me is acknowledged in writing by an officer of your Company; or until written notice of termination by you shall have been mailed to me at my address last given you.

      15. This contract shall be governed by the laws of the Commonwealth of Massachusetts, and shall inure to the benefit of your successors and assigns, and shall be binding on the undersigned, his heirs, executors, administrators, successors, and assigns.

      16. If any provision hereof is or at any time should become inconsistent with any present or future law, rule or regulation of any securities exchange, or of any sovereign government or a regulatory body thereof and of these bodies have jurisdiction over the subject matter of this Agreement, said provision shall be deemed to be superseded or modified to conform to such law, rule or regulation, but in all other respects this Agreement shall continue and remain in full force and effect.

      17. If the undersigned shall consist of more than one individual, their obligations under Agreement shall be joint and several.

      18. I understand that you may deliver margin calls and other notices to my agent, ______________________________________ for the sole purpose of collection of obligations of mine under this agreement. I agree to the foregoing and further understand that _________________________________ may act on your behalf with respect to margin calls in your discretion.

      19. I represent that I have read and understand the Disclosure of Credit Terms on Transactions. I further understand that they may be amended from time to time.

      20. YOU ARE HEREBY AUTHORIZED TO LEND SEPARATELY OR TOGETHER WITH THE PROPERTY OF OTHERS EITHER TO YOURSELVES OR TO OTHERS AND PROPERTY WHICH YOU MAY BE CARRYING FOR ME ON MARGIN. THIS AUTHORIZATION SHALL APPLY TO ALL ACCOUNTS CARRIED BY YOU FOR ME AND SHALL REMAIN IN FULL FORCE UNTIL WRITTEN NOTICE OF REVOCATION IS RECEIVED BY YOU AT YOUR PRINCIPAL OFFICE IN BOSTON, MASSACHUSETTS.

I REPRESENT THAT I HAVE READ THE TERMS AND CONDITIONS AS CURRENTLY IN EFFECT AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS AS CURRENTLY IN EFFECT AND AS MAY BE AMENDED FROM TIME TO TIME. THIS ACCOUNT IS GOVERNED BY A PRE-DISPUTE ARBITRATION CLAUSE WHICH APPEARS ON PAGE 4. I ACKNOWLEDGE RECEIPT OF THE PRE-DISPUTE ARBITRATION CLAUSE.

                                      Golsen Petroleum Corporation

                                            By: /s/ Jack E. Golsen
                                                President
Date 9-9-94      Customer's Signature/Date ______________________
     ______      ________________________________________________
                      Signature of Joint Tenant (if any)/Date



























MHB:\K-M\LSB\13DAMD21.MAA